Exhibit 10.29(a)

AMENDMENT TO PURCHASE AGREEMENT

THIS AMENDMENT TO THE PURCHASE AGEEMENT (“Amendment”) dated this 4rd day of November 2024 is by and between Mullen Automotive, Inc. (“Mullen”) and Volt Mobility Holding Ltd (“VMHL”), VoltiE Group (“VoltiE”), and The Lessor Car Rental LLC trading as Volt Mobility (“Lessor Car Rental”).

BACKGROUND

A.

On August 23, 2024, Mullen and VMHL and VoltiE entered into a Purchase Agreement (“Agreement”) wherein Volt agreed to purchase 3,000 Class 3 commercial electrical vehicles commencing with 3 00 units in the remainder of 2024 with the balance of 2,700 units to be purchased in 2025. The purchase, being initial or in whole, is contingent to Mullen team USA supporting The Lessor team Dubai to complete a successful homologation and testing thereof.

B.

Shortly after entering into the Agreement, the engaged parties realized that VMHL was erroneously stated and defined in the agreement for what it was licensed for in the United Arab Emirates (“UAE”). Accordingly, VMHL wishes to assign its rights and obligations to Lessor Car Rental.

C.

Lessor Car Rental LLC, established in 2020, is engaged as an operational leasing business trading as “Volt Mobility”. It operates from Dubai office located at DIC Building 2, UAE and is wholly owned and operated by the same individual that own and operate VMHL.

D.	The Parties now desire to amend the Agreement on the terms and conditions set forth in this Amendment.

E.	This Amendment is the first amendment to the Agreement.

F.	References in this Amendment to the Agreement are to the Agreement as previously amended or varied.

IN CONSIDERATION OF the Parties agreeing to amend their obligations under the existing Agreement and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform, and fulfill the promises, conditions, and agreements below:

AMENDMENTS

1.	The Agreement is amended as follows:

a.

VMHL hereby assigns all of its rights and obligations under the Agreement with Mullen and VoltiE in whole to The Lessor Car Rental and The Lessor Car Rental along with VoltiE and Mullen consent to the transfer of all of the rights and obligations under the Agreement as the assignee.

NO OTHER CHANGE

2.	Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

MISCELANEOUS TERMS

3.

Capitalized terms not otherwise defined in this Amendment will have the meanings ascribed to them in the Agreement. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Amendment. Words in the singular mean and include the plural and vice versa. Words in the masculine include the feminine and vice versa. No regard for gender is intended in the language of this Agreement.

GOVERNING LAW

4.

This Amendment shall be construed in accordance with and its performance shall be governed by the laws of the State of California. The courts of California shall have exclusive jurisdiction to hear and determine all claims, disputes, actions or suits which may arise hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives on the date first above written.

VoltiE Group		Volt Mobility

By:	/s/ Abraham Bencomo	By:	/s/ Sophia Nau
Name:	Abraham Bencomo	Name:	Sophia Nau
Title:	Executive Coordinator	Title:	Managing Director

The Lessor Car Rental LLC		Mullen Automotive, Inc.

By:	/s/ Sophia Nau	By:	/s/ Marianne McInerney
Name:	Sophia Nau	Name:	Marianne McInerney
Title:	Managing Director	Title:	Chief Strategy Officer

2